Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

RESULTS FOR 2012 THIRD QUARTER

Core Prenatal Testing Grew 73% Year-Over-Year in Third Quarter

IRVINE, California, November 7, 2012 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company performing DNA-based testing services for cancer and developmental disorders, reported today that total revenues for the third quarter and first nine months of 2012 increased to $1.3 million and $3.9 million, respectively, up 5 percent and 14 percent from the third quarter and first nine months of 2011.  Revenues from the Company’s core prenatal testing markets in the third quarter grew by 73 percent over the corresponding period in 2011 and grew by more than 76 percent in the first nine months of 2012 over the comparable prior year period. The Company performed a total of 1,356 billable diagnostic tests for 110 customers in the third quarter of 2012, compared to 1,157 tests for 101 customers in the third quarter of 2011.

Revenues were bolstered in the third quarter of 2012 by a clinical trial program with Affymetrix that generated $195,000 in clinical trial support services revenue during the period. That impact was offset by the anticipated decline in revenues from the oncology business, where the Company has eliminated resources to focus primarily on prenatal and secondarily on pediatric genetic testing markets.

In May, the Company announced that it would direct resources to build on its advantageous position and success in the prenatal markets, while in oncology, it would focus almost exclusively on laboratory partnerships and de-emphasize direct oncology efforts.  Prenatal testing revenues in the third quarter and first nine months of 2012 were $450,000 and $1.2 million, respectively, as compared to $260,000 and $709,000 in the comparable 2011 periods.

CombiMatrix President and Chief Executive Officer Judd Jessup said, “Our new strategy and refocused commercial activities continued to have a positive impact on success in the prenatal markets and sales force efficiency in the third quarter.  As microarray testing marches towards being the standard of care for all prenatal genetic testing, we are executing on a strategy to take advantage of our position as the only independent publicly traded lab to focus on that technology.

“We expect the momentum that we have built in the past two quarters will continue into the fourth quarter and new year,” continued Jessup, “We are actively seeking and signing up large customers in the prenatal segment and believe that progress and testing volumes will begin to more than offset the revenues we are foregoing in the de-emphasized oncology market.”

Net loss from continuing operations during the third quarter of 2012 was $(1.3 million), or $(0.12) per basic and diluted share from continuing operations, compared to $(2.0 million), or $(0.19) per basic and diluted share from continuing operations in the third quarter of 2011.  Net loss from continuing operations during the first nine months of 2012 was $(5.7 million), or $(0.54) per basic and diluted share from continuing operations, compared to $(5.9 million), or $(0.62) per basic and diluted share from continuing operations in the first nine months of 2011.  Reductions to the Company’s net loss from continuing operations for both periods presented were due primarily to the impact of cost reduction efforts that were executed during the second quarter of 2012.

Cash and cash equivalents totaled $1.7 million as of September 30, 2012 vs. $6.4 million as of December 31, 2011.  Cash used in operating activities were $(1.4 million), $(4.6 million), $(2.0 million) and $(5.1 million) for the three and nine months ended September 30, 2012 and 2011, respectively.  On September 28, 2012, the Company entered into agreements to issue securities in a private placement transaction to certain accredited investors that will result in proceeds to the Company totaling $2.5 million to be received in two tranches, with the first tranche closing on October 1, 2012 for $1.05 million in gross proceeds and the second tranche of $1.45 million expected to close within five business days of the Company’s pending November 29, 2012 special stockholders meeting.

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the third quarter 2012 financial results.  To attend the presentation by phone, dial 1-888-417-8516 for domestic callers and 1-719-457-2083 for direct-dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com in the Investor/Events section (http://investor.combimatrix.com/events.cfm). A replay of the presentation will be available following the presentation, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 2492250.

About CombiMatrix Corporation

CombiMatrix Corporation, through its wholly owned subsidiary, CombiMatrix Molecular Diagnostics, Inc. (CMDX), is a molecular diagnostics laboratory which offers DNA-based testing services to the prenatal, pediatric and oncology markets.  The Company performs genetic testing utilizing Microarray, FISH, PCR and G-Band Chromosome Analysis.  CMDX offers prenatal and pediatric testing services for the detection of abnormalities of genes at the DNA level beyond what can be identified through traditional technologies.  CMDX was also the first commercial clinical laboratory in the United States to make comprehensive DNA-based genomic analysis of solid tumors, including breast, colon, lung, prostate and brain tumors, available to oncology patients and medical professionals.  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, allow access to samples earlier in the testing continuum, steadily increase the size of our customer rosters in both developmental medicine and oncology; our ability to attract and retain a qualified sales force; rapid technological change in our markets; changes in demand for our future products; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
R. Judd Jessup	John Baldissera
President & CEO, CombiMatrix Corporation	BPC Financial Marketing
Tel (949) 753-0624	Tel (800) 368-1217

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues
Diagnostics services	$1,053	$1,212	$3,549	$3,334
Clinical trial support services	195	—	195	—
Royalties	47	25	126	75
Total revenues	1,295	1,237	3,870	3,409

Operating expenses:
Cost of services	647	642	1,983	1,965
Research and development	311	345	1,103	1,005
Sales and marketing	470	733	2,022	1,961
General and administrative	1,131	1,481	4,274	4,176
Patent amortization and royalties	67	71	209	202
Total operating expenses	2,626	3,272	9,591	9,309
Operating loss	(1,331)	(2,035)	(5,721)	(5,900)
Other income (expense):
Interest income	—	1	1	3
Interest expense	(7)	(5)	(19)	(14)
Total other expense	(7)	(4)	(18)	(11)
Net loss from continuing operations	(1,338)	(2,039)	(5,739)	(5,911)
Income from discontinued operations	—	82	—	318
Net loss	$(1,338)	$(1,957)	$(5,739)	$(5,593)

Basic and diluted net loss per share from continuing operations	$(0.12)	$(0.19)	$(0.54)	$(0.62)
Basic and diluted net income per share from discontinued operations	—	0.01	—	0.03

Basic and diluted net loss per share	$(0.12)	$(0.18)	$(0.54)	$(0.59)

Basic and diluted weighted average common shares outstanding	10,704,121	10,704,121	10,704,121	9,608,439

CONSOLIDATED BALANCE SHEET INFORMATION:

	September 30,	December 31,
	2012	2011

Total cash and cash equivalents	$1,709	$6,385
Total assets	$4,103	$9,448
Total liabilities	$1,362	$1,298
Total shareholders’ equity	$2,741	$8,150